Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
December 20, 2011	Rich Sheffer (952) 887-3753

DONALDSON COMPANY NAMES EUGENE WU

VICE PRESIDENT, ASIA PACIFIC

MINNEAPOLIS, December 20, 2012-- Donaldson Company, Inc. (NYSE: DCI), announced today that it has appointed Eugene Wu as Vice President for its Asia Pacific business. Wu, 43, will assume the leadership of Donaldson’s Asia Pacific business from David Timm, who is retiring in January as previously announced.

As a member of Donaldson’s senior leadership team, Wu will lead Donaldson’s Asia Pacific group. Wu will report to Bill Cook, Donaldson’s Chairman, President and CEO. Wu will office in Asia and will have the regional title of President, Asia Pacific.

“I am very pleased to announce the addition of Eugene as Vice President of our Asia Pacific region,” said Cook. “We are committed to our vision of becoming the world’s leader in filtration solutions and are extremely excited about the opportunities we see to leverage our core strengths across Asia Pacific. With his operations background and extensive international experience, Eugene is an excellent addition to our global management team and will lead our Asia Pacific team in accomplishing the next targets in our Company’s Strategic Growth Plan.”

Most recently, Wu was Chief Advisor to the Chairman of the Board with Wanhua Industrial Group. Prior to that, Wu previously was Global Vice President and President of Asia Pacific for Greif, Inc. Wu also served as Global Vice President of Operations at Elemica and was co-founder of Thinkagent Technologies. Earlier in his career, he also held roles as Global Business Director of Cabot Corporation and Business Development Manager for Dow Chemical.

Wu earned a bachelor’s degree from Zhejiang University, a Master’s degree in Electrical and Computer Engineering from Rose-Hulman Institute of Technology, and an MBA from The Krannert Graduate School of Management-Purdue.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our 12,900 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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